EXHIBIT 99.4

TPT Global Tech Announces SEC Filing Compliance and Reaffirms Commitment to Shareholders

Topic: Regulatory

Wednesday, 12 February 2025 11:45 AM

SAN DIEGO, CA / ACCESS Newswire / February 12, 2025 / TPT Global Tech, Inc. (OTC PINK:TPTW) today announced that it is now fully compliant with all Securities and Exchange Commission (SEC) filing requirements. This achievement reflects the company's commitment to transparency, financial integrity, and delivering long-term value to its shareholders.

"We appreciate the patience and support of our investors as we worked diligently to complete our filings," said Stephen J. Thomas III, CEO of TPT Global Tech. "Our top priority has always been to serve our shareholders with accuracy and accountability, and we are pleased to have met this important milestone. As we move forward, we remain focused on innovation, growth, and strengthening our market position."

TPT Global Tech continues to advance its business strategy across telecommunications, media, and technology, leveraging its innovative platforms to drive future expansion. The company remains dedicated to maintaining the highest financial reporting standards while pursuing new opportunities for growth.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information, please visit www.tptglobaltech.com or contact:

Investor Relations Contact:

Rick Eberhardt

COO Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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